UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   CAMBRE, RONALD C
   1700 LINCOLN STREET
   DENVER, CO  80203
   USA
2. Issuer Name and Ticker or Trading Symbol
   NEWMONT MINING CORPORATION
   NEM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   4/30/02
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common stock, $1.60 par val|04/19/|M   | |20,000            |A  |$18.19     |                   |      |                           |
ue                         |02    |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|04/19/|S   | |20,000            |D  |$29.00     |                   |      |                           |
ue                         |02    |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/22/0|M   | |30,000            |A  |$18.19     |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/22/0|S   | |30,000            |D  |$29.1650   |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/22/0|M   | |30,000            |A  |$18.19     |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/22/0|S   | |30,000            |D  |$29.2883   |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/23/0|M   | |20,000            |A  |$18.19     |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/23/0|S   | |20,000            |D  |$29.25     |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/23/0|M   | |50,000            |A  |$18.19     |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/23/0|S   | |50,000            |D  |$29.1264   |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/23/0|M   | |50,000            |A  |$18.19     |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/23/0|S   | |50,000            |D  |$29.25     |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/24/0|M   | |50,000            |A  |$18.19     |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/24/0|S   | |50,000            |D  |$29.50     |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/24/0|M   | |50,000            |A  |$18.19     |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/24/0|S   | |50,000            |D  |$29.35     |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/24/0|M   | |50,000            |A  |$18.19     |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/24/0|S   | |50,000            |D  |$29.30     |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/24/0|M   | |50,000            |A  |$18.19     |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/24/0|S   | |50,000            |D  |$29.40     |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/24/0|M   | |50,000            |A  |$18.19     |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/24/0|S   | |50,000            |D  |$29.45     |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/25/0|M   | |50,000            |A  |$18.19     |                   |      |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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Common stock, $1.60 par val|4/25/0|S   | |50,000            |D  |$29.70     |65,196             |D     |                           |
ue                         |2     |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |1,617              |I     |By 401-K (1)               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Stock Option (right to|$18.19  |4/19/|M   | |20,000     |D  |(2)  |1/26/|common stock|20,000 |       |            |   |            |
 buy)                 |        |02   |    | |           |   |     |09   |            |       |       |            |   |            |
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Stock Option (right to|$18.19  |4/22/|M   | |60,000     |D  |(2)  |1/26/|common stock|60,000 |       |            |   |            |
 buy)                 |        |02   |    | |           |   |     |09   |            |       |       |            |   |            |
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Stock Option (right to|$18.19  |4/23/|M   | |120,000    |D  |(2)  |1/26/|common stock|120,000|       |            |   |            |
 buy)                 |        |02   |    | |           |   |     |09   |            |       |       |            |   |            |
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Stock Option (right to|$18.19  |4/24/|M   | |250,000    |D  |(2)  |1/26/|common stock|250,000|       |            |   |            |
 buy)                 |        |02   |    | |           |   |     |09   |            |       |       |            |   |            |
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Stock Option (right to|$18.19  |4/25/|M   | |50,000     |D  |(2)  |1/26/|common stock|50,000 |       |0           |   |            |
 buy)                 |        |02   |    | |           |   |     |09   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Mr. Cambre retired as an executive officer of the Company on December 31, 2001. On March 18, 2002, Mr.
Cambre rolled over these shares from his 401-K account to an IRA.
(2) The option vested in two equal installments on January 26, 2000 and January 26, 2001.
(3) Mr. Cambre has executed a Power of Attorney, a copy of which has been previously filed, that authorizes
Britt D. Banks to sign this Form 4 on his behalf.
SIGNATURE OF REPORTING PERSON
Ronald C. Cambre, by Britt D. Banks, attorney in fact (3)
DATE
May 10, 2002